Exhibit 5.11

[Walkers Letterhead]

24 June 2011	Our Ref: SP/L04282

Tomkins Inc and Tomkins LLC

155 Wewatta Street

Denver, Colorado 80202

United States of America

Dear Sirs

GATES FLEXIMAK LIMITED

GATES ENGINEERING & SERVICES LIMITED

(each a “Company”, together, the “Companies”)

We have acted as your British Virgin Islands counsel in connection with the Registration Statement on Form F-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Exchange Notes”) of Tomkins, Inc., a Delaware corporation, and Tomkins, LLC, a Delaware limited liability company, (collectively, the “Issuers”), for an equal principal amount of outstanding 9% Senior Secured Second Lien Notes due 2018 (the “Initial Second Lien Notes”) of the Issuers, and the guarantees of the Exchange Notes (the “Guarantees”) by, among other entities, the Companies pursuant to the Indenture referred to below. The Initial Second Lien Notes have been and the Exchange Notes will be issued pursuant to an indenture dated 29 September 2010 between the Issuers, the Companies and Wilmington Trust FSB, as trustee (the “Trustee”), among other parties, as supplemented by the First Supplemental Indenture dated 18 November 2010, the Second Supplemental Indenture dated 21 December 2010 (by which the Companies acceded to the obligations under the Indenture as guarantors) (the “Second Indenture”), the Third Supplemental Indenture dated 23 December 2010, the Fourth Supplemental Indenture dated 20 January 2011, the Fifth Supplemental Indenture dated 23 February 2011, the Sixth Supplemental Indenture dated 24 February 2011 and the Seventh Supplemental Indenture dated 3 March 2011 (collectively, the “Indenture”).

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Companies, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Companies and others, in each case, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Second Indenture, the Indenture and the Guarantees contained therein; and

(b)	the form of Exchange Notes attached to the Indenture as an Exhibit.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Each of the Companies is a company duly incorporated under the BVI Business Companies Act, 2004, validly exists as a BVI Business Company and is in good standing under the laws of the British Virgin Islands.

2.	Each of the Companies has duly authorised and executed the Second Indenture and has the necessary corporate power to guarantee the Exchange Notes pursuant to the terms of the Indenture and the Second Indenture.

The opinions expressed herein with respect to the existence and/or good standing of the Companies are based solely on certificates of public officials as to factual matters and legal conclusions set forth therein.

The opinions set forth above are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganisation, fraudulent conveyance and other similar laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defences and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

For purposes of the opinions expressed herein, we assume for purposes of this opinion that the each of the other parties to the Indenture (other than the Companies) is duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation; that each such party is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorised, executed and delivered by each such party and constitutes the legally valid, binding and enforceable obligation of each such party enforceable against each such party in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organisational and legal power and authority to perform its obligations under the Indenture.

The opinions expressed herein are limited to the laws of the British Virgin Islands. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date of effectiveness of the Registration Statement, and we undertake no obligation to supplement this letter if any applicable laws change after that date or if we become aware of any facts that might change the opinions expressed herein after that date or for any other reason.

This opinion is made for the benefit of and may be relied upon by the addressees thereof. This opinion also may be relied upon by Latham & Watkins LLP in connection with the issuance of its opinion letter in connection with the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by Tomkins, Inc. and Tomkins, LLC with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Moreover, we hereby consent to the filling of this opinion with the U.S Securities Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part thereof.

Yours faithfully

/s/ Walkers

WALKERS